Exhibit 5.1

August 12, 2026

Intel Corporation

2200 Mission College Boulevard

Santa Clara, California 95054-1549

Re:	Intel Corporation

Registration Statement on Form S-3 (File No. 333-298165)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-298165, of Intel Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462 under the Securities Act of 1933, as amended (the “Securities Act”), on August 10, 2026 (the “Registration Statement”), the preliminary prospectus supplement related thereto dated August 10, 2026 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 10, 2026, and the final prospectus supplement dated August 10, 2026 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 11, 2026 (the “Prospectus Supplement”), in connection with the offering by the Company of up to 242,105,262 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are being sold pursuant to an underwriting agreement, dated August 10, 2026, between the Company and the representatives of the several underwriters named therein.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600 | San Francisco, CA 94111-3715 | T: 415.393.8200 | F: 415.393.8306 | gibsondunn.com

Intel Corporation

August 12, 2026

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Gibson, Dunn & Crutcher LLP